Exhibit 5

[AT&T Inc. Letterhead]

May 6, 2013

AT&T Inc.
208 S. Akard Street
Dallas, TX  75202

Dear Sirs:

In connection with the registration under the Securities Act of 1933 (the “Act”) of shares of Common Stock, par value $1.00 per share (the “Shares”), and deferred compensation obligations of AT&T Inc., a Delaware corporation (“AT&T”), I am of the opinion that:

(1)           Forty-Two Million (42,000,000) Shares, which may be purchased pursuant to the terms of the Stock Purchase and Deferral Plan (the “Plan”), have been duly authorized, and, when the registration statement on Form S-8 relating to the Shares to be issued pursuant to the Plan (the “Registration Statement”) has become effective under the Act, upon issuance of such Shares and upon payment therefore, in accordance with the Plan, the Shares will be legally and validly issued, fully paid and nonassessable;

(2)           The deferred compensation obligations, representing AT&T’s unsecured obligation to pay deferred compensation in the future (not to exceed $450 million in aggregate principal amount), when duly established  in accordance with the Cash Deferral Plan, in each case so as not to violate any applicable law, any agreement or instrument to which AT&T is a party or by which it is bound or any restriction imposed by any court or governmental body having jurisdiction over AT&T, will constitute valid and legally binding obligations of AT&T, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of AT&T and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wayne Watts